7500 East Columbia Street Evansville, IN 47715 www.shoecarnival.com (812) 867-6471	Contact Cliff Sifford President, Chief Executive Officer and Chief Merchandising Officer or W. Kerry Jackson Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS SECOND QUARTER 2013 RESULTS

Evansville, Indiana, August 29, 2013 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of value-priced footwear and accessories, today reported results for the second quarter ended August 3, 2013.

Second Quarter Highlights

·
Net sales increased $34.2 million to $216.4 million, as compared to net sales reported for the second quarter of fiscal 2012, with approximately $15.7 million of this increase attributable to the one-week shift in the calendar due to fiscal 2012 being a 53-week year

·	Comparable store sales increased 2.6 percent

·	Earnings per diluted share were $0.29, an increase of $0.15 as compared to the second quarter of fiscal 2012

·	Company opened eight new stores

Cliff Sifford, President and CEO, stated, “In the second quarter, our selection of women’s seasonal and children’s footwear drove our comparable store sales increase.  We are pleased our sales increase, when combined with our team’s focus on managing the controllable aspects of our business, enabled us to achieve earnings towards the high-end of our guidance.”

Second Quarter Financial Results

The Company reported net sales of $216.4 million for the second quarter ended August 3, 2013, an 18.8 percent increase, as compared to net sales of $182.2 million for the second quarter ended July 28, 2012.  Comparable store sales for the thirteen-week period ended August 3, 2013 increased 2.6 percent as compared to the thirteen-week period ended August 4, 2012.

As a result of fiscal 2012 consisting of 53 weeks, each of the first three quarters in fiscal 2013 are shifted one week later when compared to fiscal 2012.  This one-week shift moved an important week of back-to-school sales from the third quarter of fiscal 2012 into the second quarter this year.  The shift accounted for approximately $15.7 million of the Company’s net sales increase for the second quarter of fiscal 2013.

The gross profit margin for the second quarter of fiscal 2013 increased to 28.9 percent compared to 28.7 percent for the second quarter of fiscal 2012.  The merchandise margin decreased 0.7 percent, while buying, distribution and occupancy costs decreased 0.9 percent as a percentage of sales.

Selling, general and administrative expenses for the second quarter increased $5.3 million to $53.0 million; as a percentage of sales, these expenses decreased to 24.5 percent compared to 26.1 percent in the second quarter of fiscal 2012.

Net earnings for the second quarter were $5.8 million, or $0.29 per diluted share, as compared to net earnings of $2.9 million, or $0.14 per diluted share, in the second quarter last year.

Six Month Financial Results

Net sales during the first six months of fiscal 2013 increased $43.9 million to $448.7 million as compared to the same period last year.  Comparable store sales for the twenty-six week period ended August 3, 2013 increased 0.7 percent as compared to the twenty-six week period ended August 4, 2012.  Net earnings for the first six months of fiscal 2013 were $15.4 million, or $0.76 per diluted share, compared to net earnings of $13.9 million, or $0.68 per diluted share, in the first six months of last year.  The gross profit margin for the first six months of fiscal 2013 was 29.2 percent compared to 29.9 percent last year.  Selling, general and administrative expenses, as a percentage of sales, were 23.7 percent for the first six months of fiscal 2013 compared to 24.3 percent last year.  The Company opened 21 stores during the first six months of fiscal 2013 as compared to opening 24 stores during the first six months of last year.

Mr. Sifford concluded, “The overall consumer discretionary spending environment remains challenging and we believe it is prudent to have a conservative outlook on our business for the third quarter.  With the back-to-school selling period winding down, we expect a comparable store sales increase of approximately 1.0 percent for the fiscal month of August.  This is on top of a high single-digit comparable store sales increase during the fiscal month of August last year.  We remain confident that our broad selection and value proposition will continue to make Shoe Carnival a destination store for family footwear as our customers transition to fall and winter product.”

Third Quarter Fiscal 2013 Earnings Outlook

The Company expects third quarter net sales to be in the range of $236 to $240 million with a comparable store sales increase in the range of 1.0 to 2.5 percent.  Earnings per diluted share in the third quarter of fiscal 2013 are expected to be in the range of $0.51 to $0.55.  In the third quarter of fiscal 2012, total net sales were $244 million, comparable store sales increased 6.2 percent and the Company earned $0.60 per diluted share.  The lower sales and diluted earnings per share projected for the third quarter this year are a result of the calendar shift, which moved an important week of back-to-school from the third quarter of fiscal 2012 into the second quarter this year.

Store Growth

The Company expects to open 32 new stores and close five stores in fiscal 2013.  Store openings and closings by quarter are as follows:

	New Stores	Stores Closings
1st quarter 2013	13	0
2nd quarter 2013	8	2
3rd quarter 2013	8	0
4th quarter 2013	3	3
Fiscal year 2013	32	5

The eight new stores opened during the second quarter include locations in:

City	Market	Total Stores in the Market
Burbank, IL	Chicago	22
Cincinnati, OH	Cincinnati	6
Dubuque, IA	Cedar Rapids	3
Lawrenceville, GA	Atlanta	12
Maplewood, MO	St. Louis	13
Mesa, AZ	Phoenix	4
New Bern, NC	Greenville	6
Okemos, MI	Lansing	2

Conference Call

Today, at 4:30 p.m. Eastern Time, the Company will host a conference call to discuss the second quarter results.  Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com.  While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors.  A replay of the webcast will be available on the Company’s website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation’s largest family footwear retailers, offering a broad assortment of value priced dress, casual and athletic footwear for men, women and children with emphasis on national and regional name brands.  As of August 29, 2013, the Company operates 370 stores in 32 states and Puerto Rico, and offers online shopping at www.shoecarnival.com.  Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL.  Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to: general economic conditions in the areas of the continental United States and Puerto Rico in which our stores are located; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; our ability to successfully execute our growth strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our growth plans; higher than anticipated costs associated with the closing of underperforming stores; our ability to successfully grow our e-commerce business; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in China, Brazil, Europe and East Asia, where the primary manufacturers of footwear are located; the impact of regulatory changes in the United States and the countries where our manufacturers are located; and the continued favorable trade relations between the United States and China and the other countries which are the major manufacturers of footwear.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.  Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends” or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions.  Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)

	Thirteen Weeks Ended August 3, 2013	Thirteen Weeks Ended July 28, 2012	Twenty-six Weeks Ended August 3, 2013	Twenty-six Weeks Ended July 28, 2012
Net sales	$216,417	$182,207	$448,704	$404,820
Cost of sales (including buying,
distribution and occupancy costs)	153,906	129,878	317,580	283,952
Gross profit	62,511	52,329	131,124	120,868
Selling, general and administrative
expenses	52,953	47,637	106,320	98,199
Operating income	9,558	4,692	24,804	22,669
Interest income	(3)	(9)	(5)	(25)
Interest expense	41	66	91	134
Income before income taxes	9,520	4,635	24,718	22,560
Income tax expense	3,682	1,776	9,361	8,681
Net income	$5,838	$2,859	$15,357	$13,879

Net income per share:
Basic	$0.29	$0.14	$0.76	$0.68
Diluted	$0.29	$0.14	$0.76	$0.68

Weighted average shares:
Basic	19,936	19,934	19,907	19,907
Diluted	19,957	20,010	19,927	19,991

Cash dividends declared per share	$0.06	$0.05	$0.12	$0.05

Financial Note:

Per share amounts are computed independently for each quarter of the fiscal year.  The sum of the quarters may not equal the total year due to the impact of changes in weighted shares outstanding and differing applications of earnings under the two-class method.

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
	August 3, 2013	February 2, 2013	July 28, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$37,790	$45,756	$52,895
Accounts receivable	2,459	2,152	1,679
Merchandise inventories	321,059	272,282	294,387
Deferred income taxes	2,498	2,914	2,981
Other	6,655	4,918	5,567
Total Current Assets	370,461	328,022	357,509
Property and equipment-net	84,765	77,364	75,670
Deferred income taxes	1,866	999	0
Other noncurrent assets	582	811	859
Total Assets	$457,674	$407,196	$434,038

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$94,733	$65,026	$86,254
Accrued and other liabilities	19,988	16,995	16,424
Total Current Liabilities	114,721	82,021	102,678
Deferred lease incentives	20,119	18,426	15,280
Accrued rent	8,393	7,475	6,858
Deferred income taxes	0	0	284
Deferred compensation	7,496	6,412	6,718
Other	482	494	292
Total Liabilities	151,211	114,828	132,110
Total Shareholders' Equity	306,463	292,368	301,928
Total Liabilities and Shareholders' Equity	$457,674	$407,196	$434,038

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Twenty-six Weeks Ended August 3, 2013	Twenty-six Weeks Ended July 28, 2012
Cash flows from operating activities:
Net income	$15,357	$13,879
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	8,420	7,763
Stock-based compensation	1,871	2,888
Loss on retirement and impairment of assets	259	427
Deferred income taxes	(451)	(2,131)
Lease incentives	2,602	3,139
Other	577	397
Changes in operating assets and liabilities:
Accounts receivable	(258)	942
Merchandise inventories	(48,777)	(56,732)
Accounts payable and accrued liabilities	32,385	30,036
Other	(1,744)	(3,337)

Net cash provided by (used in) operating activities	10,241	(2,729)

Cash flows from investing activities:
Purchases of property and equipment	(15,429)	(16,371)
Proceeds from notes receivable	200	200

Net cash used in investing activities	(15,229)	(16,171)

Cash flows from financing activities:
Proceeds from issuance of stock	184	1,662
Dividends paid	(2,433)	(1,023)
Excess tax benefits from stock-based compensation	177	570
Shares surrendered by employees to pay taxes on restricted stock	(906)	(16)

Net cash (used in) provided by financing activities	(2,978)	1,193

Net decrease in cash and cash equivalents	(7,966)	(17,707)
Cash and cash equivalents at beginning of period	45,756	70,602

Cash and cash equivalents at end of period	$37,790	$52,895